Exhibit 4.(v)

EAGLE LIFE INSURANCE COMPANY

5000 Westown Parkway

West Des Moines, Iowa 50266

(888) 221-1234

LIFETIME INCOME BENEFIT RIDER

We attach this Rider automatically to Your Indexed Annuity only if Owner and Annuitant are the same person, unless Owner is not a natural person.  Rider(s), Base Contract, and attached Application make up the entire Contract.  Base Contract No. (SPECIMEN)

RIDER SPECIFICATIONS

Income Account Value (IAV):	[$106,000]
IAV Rate:	[3%-10%]
IAV Period:	[5-10] Contract Years
Rider Fee:	[0%-1.00%]

DEFINITIONS

When We use these words, We mean:
Rider:	This Rider
Base Contract:	The Contract to which this Rider is attached.
You/Your:	Owner/Annuitant
We/Our/Us:	American Equity Investment Life Insurance Company

INCOME ACCOUNT VALUE (IAV):  IAV is set at issue and equals Total Initial Premium.  Before LIB payments begin We add any Additional Premiums paid to Your IAV when We receive them.  Your IAV grows at IAV Rate until the earliest of the end of the IAV Period or the date LIB payments begin.  See Page 2 for affect of Withdrawals on IAV.

After LIB payments begin, IAV Rate is no longer credited to Your IAV.  Additional premiums may still be paid and added to Contract Value and IAV.  Contract Value will continue to function as described under Your Base Contract.

IAV Rate:  The annual effective interest rate shown above.  IAV Rate is set at issue and cannot be changed.  Your IAV grows at this rate annually.

IAV Period:  The period of Contract Years shown above during which Your IAV grows at IAV Rate.  When IAV Period ends, Your IAV is no longer credited with IAV Rate but you may still elect an LIB.

Restart:  You may Restart Your IAV Period only once on any Contract Anniversary between the 5th and 10th Contract Anniversaries by Notifying Us.  IAV for the new IAV Period is the greater of Your current IAV and Contract Value under the Base Contract on the Contract Anniversary when the new IAV Period begins.

Rider Fee:  The percentage We use to determine the Rider Charge.  Rider Fee remains level unless You Restart a new IAV Period, at which point We reserve the right to change the Rider Fee.

Rider Charge:  The amount We deduct from the Values of Your Base Contract on each Contract Anniversary for as long as this Rider is active and Your Contract Value is greater than zero.  The Rider Charge equals the Rider Fee multiplied by Your Contract Value on each Contract Anniversary.

Step-Up:  On the day before LIB payments begin, if Contract Value is greater than IAV, We increase IAV to equal Contract Value.

After LIB payments begin, if Contract Value on any Contract Anniversary exceeds IAV, We increase IAV to equal Contract Value and apply applicable Guaranteed Income Percentage shown on Page 2.  If resulting LIB payment amount is greater than current LIB payment amount, LIB payment will increase to new amount.

LIFETIME INCOME BENEFIT (LIB):  At any time after the later of the first Contract Year or Your 50th birthday, by Notifying Us, You may elect to receive LIB payments.  The guaranteed annual LIB amount equals Your IAV on the day payments begin, multiplied by the Guaranteed Income Percentage of IAV applicable to Your Age at election as shown below:

Benefit Payout Percentage

Payee’s Minimum Age at election of LIB	Single Life Payout Percentage	Joint Life Payout Percentage
[50-59]	[4%]	[3.5%]
[60-69]	[5%]	[4.5%]
[70-79]	[6%]	[5.5%]
[80+]	[7%]	[6.5%]

You may choose to receive your guaranteed annual LIB amount in equal monthly, quarterly, semi-annual or annual payments, guaranteed for the rest of Your life.

If You select Joint Life Payout, Joint Payees must be Spouses, and we base LIB payment amount on Age of younger Joint Payee.  This benefit guarantees LIB payments until death of the last surviving Joint Payee.

Once LIB payments begin the Benefit Payout Percentage is locked in for Payee’s life.  The Guaranteed Annual LIB may increase due to Step-Up.  Guaranteed Annual LIB payments will never decrease unless Excess Withdrawals (EWs) occur, as described below.

You may start and stop LIB payments at any time.  If restarted, We resume LIB payments based on original Guaranteed Income Percentage applied to Your current IAV.

If Contract Value under Base Contract becomes zero due solely to subtraction of LIB payments, LIB payments will continue for the rest of Your life.  The Base Contract will no longer accept Additional Premiums and IAV will not continue to grow at IAV Rate.

WITHDRAWALS: Affect on Contract Value, IAV, and future LIB payments.

1.                                      Withdrawals — Any Withdrawals taken under Base Contract before LIB payments begin reduce the IAV under this Rider on a pro-rata basis.  That is, if a Withdrawal reduces the Contract Value under the Base Contract by 10%, the IAV under this Rider also reduces by 10%

2.                                      LIB payments taken under this Rider reduce IAV and Contract Value on a dollar for dollar basis.

3.                                      If Withdrawals, in combination with LIB payment, exceed, in any one Contract Year, the 10% Penalty-free Withdrawal amount allowed under Your Base Contract, then applicable Surrender Charges and MVA apply to the amount in excess of the Penalty-free amount allowed.

4.                                      Excess Withdrawals (EWs) - Withdrawals taken under Base Contract after LIB payments begin in addition to Your LIB payment, reduce future LIB payment amounts by the same percentage the Withdrawal reduced the Contract Value as shown below:

Immediately following an EW, the LIB payment amount equals:

A(1 – B / C) where:

A = LIB payment amount before an EW;

B = Amount of the EW; and

C = Contract Value immediately before an EW.

If EWs reduce Contract Value to zero, IAV also reduces to zero, this Rider terminates, and LIB payments stop.  EWs reduce IAV on a dollar-for-dollar basis.

5.                                      Required Minimum Distribution (RMD) Withdrawals — If, in any given year, the RMD Withdrawal exceeds the annual LIB payment, the amount by which the RMD Withdrawal exceeds the annual LIB payment is not an EW.

Withdrawals are subject to taxation and if taken before 59½ may be subject to a 10% IRS penalty.

DEATH BENEFIT:

This Rider Terminates at Your death unless Your surviving spouse is the sole beneficiary under the following conditions:

1.               If You die before LIB payments begin, Your spouse may step in to the Base Contract, and if age 50 or older this Rider will continue with the Base Contract; or

2.               If LIB payments have already begun, Your surviving spouse is eligible to receive:

a.               The current Contract Value in a lump sum; or

b.              The remaining IAV in a series of payments of up to 6% of IAV, based on spouse’s age at date of step-in, until the IAV is depleted to zero.

TERMINATION:

Rider terminates on earliest of the date:

1.              You choose to cancel the Rider;*

2.              You, die without surviving spouse as sole beneficiary;

3.              IAV becomes zero due to EWs;

4.              You Surrender Base Contract;

5.              You Annuitize Base Contract;

6.              Owner and Annuitant are no longer the same person; or

7.              You die and spouse is not at least Age 50.

*Once terminated You cannot Restart this Rider.

GENERAL:

Unless stated otherwise in this Rider, all provisions and limitations of the Base Contract apply to this Rider.

SIGNED AT

EAGLE LIFE INSURANCE COMPANY

WEST DES MOINES, IOWA

/s/ Debra J. Richardson	/s/ David J. Noble
Debra J. Richardson	David J. Noble
Secretary	President